Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM TO ACQUIRE NEW FACILITY FOR MANUFACTURING AND DISTRIBUTION TO ADVANCE ITS
DIAGNOSTIC AND THERAPEUTIC GROWTH STRATEGY

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Facility Will Enhance Enzo’s Ability to Produce and Distribute Its Growing Portfolio of Molecular Assays,
Immunohistochemistry, Immunoassays and Immuno-oncology Products and Services

Anticipates Significant Tax and Other Incentives for Enzo’s Entire Farmingdale New York Campus

NEW YORK, NY, August 27, 2018 – Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostic and therapeutics company, announced today that, as part of implementing its growth strategy, it has entered into an agreement to purchase a commercial facility with nearly 36,000 square feet in Farmingdale, NY. The building is adjacent to the Company’s current Long Island campus and enhances the infrastructure needed to produce and distribute Enzo’s expanding low cost, diagnostic platform products and related services. The Company’s platform development includes automation-compatible reagent systems and associated products for sample collection and processing through analysis.

In connection with the acquisition of the new facility, the Company has Town of Babylon Industrial Development Agency (IDA) commitments that will provide Enzo with significant multi-year tax abatements and additional incentives with respect to its entire Farmingdale campus.

The purchase of the facility for $6.0 million extends Enzo’s Farmingdale, NY campus to nearly 101,000 square feet, complementing the Company’s existing sites in Michigan, Switzerland, France and Belgium. It will provide Good Manufacturing Practices (GMP) and ISO compliant manufacturing and logistics space for Enzo’s diagnostics and life science products business. Moreover, the new facility will enhance space for GMP production of the Company’s development-stage clinical candidates, including Enzo’s proprietary sphingosine kinase 1 inhibitor, SK1-I, which is being investigated for potential applications in oncology and autoimmune diseases.

The new facility and campus expansion represents another step forward in Enzo’s strategy to develop and deliver affordable automated open system platform and products and associated services to address the cost-pressured clinical diagnostics marketplace. The molecular diagnostic market is valued in excess of $5 billion and contains several segments, such as Viral Load testing, Women’s Health and HPV testing. Enzo has already received New York State approval on a Women’s Health panel, and Enzo’s pipeline includes a Viral Load panel and HPV screening for use on the Company’s platforms.

The campus expansion will facilitate Enzo’s efforts to obtain FDA approval and CE marking-to-market as diagnostics its approved laboratory developed tests (LDTs).

“Our strategy remains focused on offering the market quality, affordable testing solutions to high cost, high volume market segments,” said Barry Weiner, Enzo President. “At this point in time, more than anything else, our customers need cost of goods savings. To achieve this, we have taken common workflows and applied Enzo’s innovative technical expertise to each platform part in order to achieve integrative cost effective solutions.”

The Company’s continuing development activities are directed to each step of the clinical testing process, from sample collection and processing through analysis. The Company’s programs include manufacturing each of the components required for each step in the diagnostic process for integration into an open platform. Enzo’s system solutions will enable clinical laboratories to more effectively participate in the diagnostics market where declining reimbursements and rigid costs from suppliers currently prevail.

Building on prior progress in the molecular diagnostics and immunoassay areas, Enzo recently announced the validation of three clinically relevant, cost-efficient immunohistochemistry (IHC) biomarker detection tests for charting the progression of various cancers, especially in the field of women’s health.  These tests operate with the Company’s open system workflow and complement Enzo’s strategy of introducing lower cost testing solutions to the global IHC market that is projected to reach over $2 billion by 2021.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2017. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com